EXHIBIT 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD REPORTS 2018 RESULTS

2018 Highlights:

•	Net income of $2.2 million ($0.18 per share)
•	Generated cash flow from operations of $3.1 million
•	Net cash increased $2.1 million after early repayment of debt

Fourth Quarter 2018 Highlights:

•	Net sales of $9.1 million for the fourth quarter
•	Net income of $72,000 for the quarter ($0.01 per share)
•	Net cash increased $0.6 million during the quarter to $6.2 million

DENVER, COLORADO – March 20, 2019 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months and year ended December 31, 2018.

President and Chief Executive Officer Mark Goldstein stated, “We experienced sales challenges in December after a strong start to the quarter and several of our mass retail and specialty channel customers began to aggressively reduce inventory levels earlier than their historical patterns.”

Despite these hurdles, I am proud of our team’s 2018 accomplishments.  They worked hard to continue to generate cash flow and value for our shareholders. We were able to generate solid cash flow by focusing our efforts on working capital while paying down the remainder of our debt ahead of schedule.  We also relaunched our Prell Conditioner, which hit stores in January.

We remain excited about 2019 and beyond. While the challenges we are facing with sales of our distributed products will impact our first quarter results, we expect sales to strengthen in the second quarter.  We remain committed to growing our brands, developing solid line extensions and introducing new products. We are focused on reducing inventory levels, generating cash flow from operations, and looking for strategic opportunities to ensure our company’s long-term growth.”

Net sales

Net sales for the three months ended December 31, 2018 were $9.1 million, which was a decrease of 20.7% from 2017.  Sales in the Household segment decreased 13.7%, in part due to the introduction of similar products by key competitors. We believe that the superior quality of the Scott’s Liquid Gold® Wood Care line has begun to position it favorably against newer competitive products.  Sales in the Skin and Hair Care segment decreased

21.8% due to lower sales of our Alpha® Skin Care products, after we experienced strong sales in the second and third quarters of 2018, and lower sales for 7th Heaven skin care products, as 2017’s favorable fourth-quarter sales for both product lines returned to more historical levels in 2018. These were partially offset by fourth quarter increases in sales of our other distributed products.

Net sales for the year ended December 31, 2018 were $37.1 million, which was a decrease of 12.2% from 2017. Sales in our Household segment decreased 9.0%. Sales in our Skin and Hair Care segment decreased by 12.6% due to lower sales in both of our distributed products. These were partially offset by an increase in sales of our Alpha® Skin Care products as we executed our growth strategy, both domestically and in China.

Net Income and Earnings Per Share

Our net income for the three months ended December 31, 2018 was $72,000 compared to $1.2 million for the three months ended December 31, 2017.  Net income decreased due to anticipated lower net sales of our higher margin Alpha® Skin Care products and was partially offset by lower income tax expense.

Our net income for 2018 was $2.2 million compared to net income of $4.7 million in 2017. The decrease in net income resulted from lower gross profit and increases in all major operating expense categories, and was partially offset by a decrease in income tax expense.

Cash Flow

Cash flow from operating activities was $3.1 million for the year ended December 31, 2018, as compared to $4.0 million for the same period in 2017.  Despite the decrease in net income, cash flow from operations remained positive due to successful working capital initiatives.  The reduction in debt payments and capital expenditures in 2018 versus 2017 helped the company remain consistent in overall increases in cash flow, with a net increase of $2.1 million in 2018 compared to $2.0 million in 2017.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. is an American manufacturing and distribution company with a strong belief that Made in America is something to be proud of.  Over the last 65+ years we have developed a reputation for delivering high-quality, innovative products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a skin and hair care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s skin and hair care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Year Ended
	December 31,
	2018	2017
Net sales	$37,058	$42,186
Cost of sales	20,847	22,820
Gross Profit	16,211	19,366

Operating expenses:
Advertising	1,479	884
Selling	7,357	6,543
General and administrative	4,464	4,314
Total operating expenses	13,300	11,741
Income from operations	2,911	7,625

Interest income	17	-
Interest expense	(82)	(136)
Income before income taxes	2,846	7,489
Income tax expense	(619)	(2,827)
Net income	$2,227	$4,662

Net income per common share
Basic	$0.18	$0.39
Diluted	$0.18	$0.38
Weighted average shares outstanding
Basic	12,132	11,852
Diluted	12,581	12,267

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,232	$4,114
Accounts receivable, net	3,047	3,104
Inventories, net	7,817	8,787
Income taxes receivable	508	-
Prepaid expenses	546	285
Total current assets	18,150	16,290

Property and equipment, net	971	909
Deferred tax asset	234	384
Goodwill	1,521	1,521
Intangible assets, net	5,528	6,148
Other assets	71	49
Total assets	$26,475	$25,301

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,800	$1,656
Accrued expenses	593	936
Income taxes payable	-	366
Current maturities of long-term debt	-	800
Total current liabilities	2,393	3,758

Long-term debt, net of current maturities and debt issuance costs	-	362
Total liabilities	2,393	4,120

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,408 shares (2018) and 11,886 shares (2017)	1,241	1,189
Capital in excess of par	7,063	6,441
Retained earnings	15,778	13,551
Total shareholders’ equity	24,082	21,181
Total liabilities and shareholders’ equity	$26,475	$25,301

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net income	$2,227	$4,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	818	800
Stock-based compensation	227	242
Deferred income taxes	150	1,008
Change in operating assets and liabilities:
Accounts receivable	57	352
Inventories	970	(3,145)
Prepaid expenses and other assets	(283)	37
Income taxes (receivable) payable	(874)	373
Accounts payable and accrued expenses	(199)	(313)
Total adjustments to net income	866	(646)
Net cash provided by operating activities	3,093	4,016

Cash flows from investing activities:
Purchase of property and equipment	(222)	(484)
Net cash used by investing activities	(222)	(484)

Cash flows from financing activities:
Repayments under line-of-credit	-	(750)
Repayments of long-term debt	(1,200)	(800)
Proceeds from exercise of stock options	447	35
Net cash used by financing activities	(753)	(1,515)

Net increase in cash and cash equivalents	2,118	2,017

Cash and cash equivalents, beginning of period	4,114	2,097
Cash and cash equivalents, end of period	$6,232	$4,114

Supplemental disclosures:
Cash paid during the period for interest	$44	$111
Cash paid during the period for income taxes	$1,342	$1,446

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other periodic reports filed with the Securities and Exchange

Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032